As filed with the Securities and Exchange Commission on February 18, 1999
                                                       Registration No.  333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
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                               CINTAS CORPORATION
             (Exact name of registrant as specified in its charter)
                  --------------------------------------------

           WASHINGTON                                               31-1188630
(State or other jurisdiction of     6800 Cintas Boulevard          (IRS Employer
 incorporation or organization)     Cincinnati, Ohio 45262        Identification
                                        (513) 459-1200                Number)

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                  --------------------------------------------


                               Mark A. Weiss, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                           14th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
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   Title of       Amount     Proposed Maximum    Proposed Maximum    Amount of
 Shares to Be     to Be      Aggregate Price    Aggregate Offering  Registration
  Registered    Registered       Per Unit*            Price*            Fee

 Common Stock     6,386           $72.875            $465,380           $130
================================================================================

*Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                               CINTAS CORPORATION

                          6,386 shares of Common Stock
                  --------------------------------------------


        The shareholder of Cintas Corporation described below is offering and selling 6,386 shares of Cintas Common Stock.

        The Selling Shareholder obtained her shares of Cintas stock on January 9, 1999 in connection with a merger of a subsidiary of Cintas with American First Aid, Inc, an Oregon corporation.

        The Selling Shareholder may offer her Cintas stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

        Cintas stock is traded on the Nasdaq National Market under the symbol "CTAS." On February 16, the closing price of one share of Cintas stock on the Nasdaq National Market was $73.50.


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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                 The date of this Prospectus is _________, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them. This Prospectus incorporates important business and financial information about Cintas which is not included in or delivered with this Prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998 and November 30, 1998, the Annual Report on Form 10-K for the year ended May 31, 1998, the Forms 8-K filed on June 1, 1998 and January 14, 1999 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. We also incorporate by reference our Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered by this Prospectus.

        You may obtain a copy of these filings without charge, by writing or telephoning us at the following address:
                                    David T. Jeanmougin
                                    Senior Vice President and Secretary
                                    Cintas Corporation
                                    6800 Cintas Boulevard
                                    Cincinnati, Ohio   45262
                                    (513) 459-1200

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. If you would like to request documents from us, please do so by five business days before you have to make an investment decision.

     THIS PROSPECTUS AND THE DOCUMENTS "INCORPORATED BY REFERENCE" AS DISCUSSED UNDER "WHERE YOU CAN FIND MORE INFORMATION" CONTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF FEDERAL SECURITIES LAW. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD- LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. ALTHOUGH
MANAGEMENT BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THERE ARE CERTAIN FACTORS SUCH AS GENERAL ECONOMIC CONDITIONS, LOCAL REAL ESTATE CONDITIONS, OR WEATHER CONDITIONS THAT MIGHT CAUSE A DIFFERENCE BETWEEN ACTUAL RESULTS AND THOSE FORWARD-LOOKING STATEMENTS. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS.

                                   THE COMPANY

        Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Cintas received 73% of its revenues for fiscal 1998 from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths. The balance of the Company's revenues were derived from custom uniform sales, the sale of first aid and safety products, consumable cleanroom supplies and sales of related items. The Company provides uniform and related rental products and services through a network of 159 rental locations and six cleanroom facilities and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada, Montgomery, Alabama and Chicago, Illinois. At its nine garment manufacturing facilities the Company manufac tures a substantial portion of the uniform trousers and uniform shirts supplied to its customers. First aid and safety products are sold to industrial users either directly from Cintas or Cintas subsidiaries or through independent distributors.

     During the past five years, Cintas has made several acquisitions which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program of both uniform rental and sale companies and companies that engage in the sale and distribution of first aid and safety products.

        Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Mason, Ohio 45040; telephone number (513) 459-1200.

                               SELLING SHAREHOLDER

        The 6,386 shares offered pursuant to this Prospectus, all of which are being offered for sale hereby, are offered by Pam Williams. On January 9, 1999, Cintas consummated the acquisition of American First Aid, Inc. Ms. Williams received the 6,386 shares of Cintas Common Stock described in this Prospectus in exchange for her shares in American First Aid, Inc.

         The Selling Shareholder owns no other shares of Cintas Common Stock other than those offered under this Prospectus. If Ms. Williams sells all of the shares offered under this Prospectus, she will not own any shares of Cintas Common Stock.

        Shares acquired by gift from the Selling Shareholder of the shares issued to her under this Prospectus also may be sold pursuant to the Prospectus by any such donee. This Prospectus may also be used by transferees, assignees, distributees and pledgees of the Selling Shareholder.


                                 USE OF PROCEEDS

        Cintas will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

        The Company is registering the shares offered hereby on behalf of the Selling Shareholder. The Company has been advised by the Selling Shareholder that she may sell or transfer all or a portion of the shares offered hereby from time to time to third parties directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or from purchasers of the shares for whom they may act as agent. However, the Selling Shareholder has advised the Company that she has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of her securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sales or transfers of shares by the Selling Shareholder. Such sales and transfers of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices that without consideration, through put or call options transactions relating to the shares, through short sales of shares or a combination of such methods of sale, or by any other legally available means.

        The term, "Selling Shareholder" includes donees, pledgees and assignees in interest selling shares from the named Selling Shareholder after the date of this prospectus. Any or all of the shares may be sold or transferred from time to time by the Selling Shareholder by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) through the writing of options on the shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. The aggregate net proceeds to the Selling Shareholder from the sale of the shares will be the purchase price of such shares less any commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Shareholder and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market. Additionally, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales by the Selling Shareholder in the market.

        No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the shares.

        Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholder will sell any of the shares. The Selling Shareholder may transfer, devise or gift shares by other means not described herein.

        The Company will pay all of the expenses incident to the registration of the shares, other than underwriting discounts and selling commissions, if any.

        The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

        Upon the notice to the Company by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose (i) the name of each selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares will be sold, (iv) the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. A supplement to this prospectus will be filed if the Company is notified by the Selling Shareholder that a donee or pledgee intends to sell more than 500 shares.

                                  LEGAL MATTERS

        The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm participating in matters connected with the issuance of shares under this prospectus beneficially own 174,488 shares of Cintas Common Stock.

                                     EXPERTS

        The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.


                                  MISCELLANEOUS

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

        Registration Fee .......................                  $       130.00
        Printing costs..........................                          500.00
        Legal fees and expenses.................                        3,000.00
        Accounting fees and expenses............                        1,500.00
        Blue sky fees and expenses..............                          100.00
        Miscellaneous...........................                          100.00
                                                                  --------------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . $     5,330.00

        All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to the Corporation. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the Shareholders.

        Article V of the Registrant's By-Laws provides that indemnification shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corporation Act.

ITEM 16.       EXHIBITS.


          Exhibit No.                             Description
--------------------------------------- ---------------------------------------
               5                                Opinion re: Legality
             23.1                               Consent of Independent
                                                Auditors
             23.2                               Consent of Counsel
                                                (contained in Exhibit 5)
              24                                Power of Attorney (contained
                                                on the signature page)


ITEM 17.       UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 18, 1999.

                                                   CINTAS CORPORATION


                                                   BY:/s/ Robert J. Kohlhepp
                                                      -----------------------
                                                      Robert J. Kohlhepp,
                                                      Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Robert J. Kohlhepp or William C. Gale, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


             Signature                     Title                     Date

/s/ Ricard T. Farmer            Chairman of the Board of      February 18, 1999
------------------------------  Directors
 *Richard T. Farmer


/s/ Robert J. Kohlhepp          Chief Executive Officer        February 18, 1999
------------------------------  and Director (Principal
   *Robert J. Kohlhepp          Executive Officer)


/s/ Scott D. Farmer             President, Chief               February 18, 1999
------------------------------  Operating Officer and
*Scott D. Farmer                Director


/s/ Roger L Howe                Director                       February 18, 1999
------------------------------
 *Roger L. Howe


------------------------------  Director                       February __, 1999
 *John S. Lillard

/s/ James J. Gardner            Director                       February 18, 1999
----------------------------
 *James J. Gardner


----------------------------    Director                       February __, 1999
*Donald P. Klekamp


----------------------------    Director                       February __, 1999
 *Gerald V. Dirvin


/s/ William C. Gale             Vice President of Finance      February 18, 1999
-----------------------------   (Principal Financial
 *William C. Gale               Officer and Principal
                                Accounting Officer)